Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151032 on Form S-8 of Triple-S Management Corporation of our reports dated March 28, 2016 relating to the consolidated financial statements and financial statement schedules of Triple-S Management Corporation and its subsidiaries, and the effectiveness of Triple-S Management Corporation’s internal control over financial reporting, appearing in the Index at Item 15 of this Annual Report on Form 10-K of Triple-S Management Corporation for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
March 28, 2016